Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement

(Form Type)

Enviva Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, $0.001 par value per share	Rule 457(c)and 457(h)	3,000,000 (1)	$13.03 (2)	$39,090,000	$110.20 per $1,000,000	$4,307.72

Total Offering Amounts				—	$39,090,000	—	$4,307.72
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$4,307.72

(1)	The Form S-8 registration statement to which this Exhibit 107.1 is attached registers 3,000,000 shares of common stock, par value $0.001 of Enviva Inc., a Delaware corporation, pursuant to the Enviva Inc. Long-Term Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock as may be necessary to adjust the number of shares of common stock that may become issuable by reason of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the common stock reported on The New York Stock Exchange on July 28, 2023 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $13.03.